                                                            EXHIBIT 99(c)(1)





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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            PCA INTERNATIONAL, INC.,

                             ASI ACQUISITION CORP.,

                                      AND

                             AMERICAN STUDIOS, INC.

                                  dated as of

                               December 17, 1996



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





                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I.....................................................................1
 THE OFFER AND MERGER.........................................................1
   Section 1.1   The Offer....................................................1
   Section 1.2   Company Actions..............................................3
   Section 1.3   Directors....................................................4
   Section 1.4   The Merger...................................................5
   Section 1.5   Effective Time...............................................5
   Section 1.6   Closing......................................................6
   Section 1.7   Directors and Officers of the Surviving Corporation..........6
   Section 1.8   Shareholders' Meeting........................................6
   Section 1.9   Merger Without Meeting of Shareholders.......................7
ARTICLE II....................................................................7
 CONVERSION OF SECURITIES.....................................................7
   Section 2.1   Conversion of Capital Stock..................................7
   Section 2.2   Exchange of Certificates.....................................7
   Section 2.3   Dissenters' Rights...........................................9
   Section 2.4   Transfer of Shares After the Effective Time..................9
   Section 2.5   Company Plans................................................9
ARTICLE III..................................................................10
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................10
   Section 3.1   Organization................................................10
   Section 3.2   Capitalization..............................................11
   Section 3.3   Authorization; Validity of Agreement; Company Action........12
   Section 3.4   Consents and Approvals; No Violations.......................12
   Section 3.5   SEC Reports and Financial Statements........................13
   Section 3.6   Absence of Certain Changes..................................13
   Section 3.7   No Undisclosed Liabilities..................................14
   Section 3.8   Litigation..................................................14
   Section 3.9   Employee Benefit Plans; ERISA...............................14
   Section 3.10  Information in Proxy Statement..............................15
   Section 3.11  No Default; Compliance with Applicable Laws.................16
   Section 3.12  Licenses; Intellectual Property.............................16
   Section 3.13  Taxes.......................................................17
   Section 3.14  Insurance...................................................19
   Section 3.15  Contracts...................................................19
   Section 3.16  Related Party Transactions..................................19
   Section 3.17  Real Property...............................................20
   Section 3.18  Vote Required...............................................20
ARTICLE IV...................................................................20
 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER..................20
   Section 4.1   Organization................................................20

   Section 4.2   Authorization; Validity of Agreement; Necessary Action.......21
   Section 4.3   Consents and Approvals; No Violations........................21
   Section 4.4   Information in Proxy Statement...............................21
   Section 4.5   Litigation...................................................22
   Section 4.6   Financing Commitment.........................................22
   Section 4.7   Fraudulent Conveyance........................................22
ARTICLE V.....................................................................22
 COVENANTS....................................................................22
   Section 5.1   Interim Operations of the Company............................22
   Section 5.2   Access; Confidentiality......................................24
   Section 5.3   Consents and Approvals.......................................24
   Section 5.4   No Solicitation..............................................25
   Section 5.5   Brokers or Finders...........................................25
   Section 5.6   Additional Agreements........................................26
   Section 5.7   Publicity....................................................26
   Section 5.8   Notification of Certain Matters..............................26
   Section 5.9   Directors' and Officers' Insurance and Indemnification.......26
   Section 5.10  Consummation of Merger.......................................28
   Section 5.11  Employee Benefit Plans.......................................28
ARTICLE VI....................................................................28
 CONDITIONS...................................................................28
   Section 6.1   Conditions to Each Party's Obligation to Effect the Merger...28
   Section 6.2   Conditions to Parent's and the Purchaser's Obligations to
                 Effect the Merger............................................29
ARTICLE VII.................................................................. 29
 TERMINATION................................................................. 29
   Section 7.1   Termination..................................................29
   Section 7.2   Effect of Termination........................................31
ARTICLE VIII..................................................................31
 MISCELLANEOUS................................................................31
   Section 8.1   Fees and Expenses............................................31
   Section 8.2   Amendment and Modification...................................32
   Section 8.3   Nonsurvival of Representations and Warranties................32
   Section 8.4   Notices......................................................32
   Section 8.5   Interpretation...............................................33
   Section 8.6   Counterparts.................................................34
   Section 8.7   Entire Agreement; No Third Party Beneficiaries; Rights of
                  Ownership...................................................34
   Section 8.8   Severability.................................................34
   Section 8.9   Governing Law................................................34
   Section 8.10  Assignment...................................................34
CERTAIN CONDITIONS OF THE OFFER..........................................Annex A

                             Index of Defined Terms


Defined Term                                               Section No.
------------                                               -----------
Agreement ................................................  Recitals
Agreements ...............................................    3.4
Acceleration Time ........................................    2.5
Acquisition Proposal .....................................    5.4
Appointment Date. ........................................    5.1
Articles of Incorporation ................................    1.3(b)
Benefit Plans ............................................    3.9(a)
Bylaws ...................................................    1.3(b)
Certificates .............................................    2.2(b)
Closing ..................................................    1.6
Closing Date .............................................    1.6
Code .....................................................    3.9(b)
Company ..................................................  Recitals
Company SEC Documents ....................................    3.5
Confidentiality Agreement.................................    5.2
Director Options .........................................    2.5(a)
Dissenting Shareholders ..................................    2.1(c)
D&O Insurance ............................................    5.10(b)
Effective Time ...........................................    1.5
Employee Option ..........................................    2.5(a)
Employee Option Plans ....................................    2.5(a)
ERISA ....................................................    3.9(a)
ERISA Affiliate ..........................................    3.9(a)
Exchange Act .............................................    1.1(a)
GAAP .....................................................    3.5
Governmental Entity ......................................    3.4
HSR Act ..................................................    3.4
Indemnified Party ........................................    5.9(a)
Intellectual Property ....................................    3.12
Licenses .................................................    3.12
Merger ...................................................    1.4
Merger Consideration .....................................    2.1(c)
Minimum Condition ........................................    1.1(a)
1995 Financial Statements ................................    3.5
1995 10-K ................................................    3.5
NCBCA ....................................................    1.2(a)
Offer ....................................................    1.1(a)
Offer Documents ..........................................    1.1(b)
Offer Price ..............................................    1.1(a)
Offer to Purchase ........................................    1.1(a)

Option Plans ..............................................    2.5(a)
Options ...................................................    2.5(a)
Parent ....................................................  Recitals
Paying Agent ..............................................    2.2(a)
Preferred Stock ...........................................    3.2(a)
Proxy Statement ...........................................    1.8(a)
Purchaser .................................................  Recitals
Purchaser Common Stock ....................................    2.1
Schedule 14D-1 ............................................    1.1(b)
Schedule 14D-9 ............................................    1.2(b)
SEC .......................................................    1.1(b)
SEC Documents .............................................    3.5
Secretary of State ........................................    1.5
Securities Act ............................................    3.5
September 1996 10-Q .......................................    3.5
Service ...................................................    3.9(b)
Shares ....................................................    1.1(a)
Special Meeting ...........................................    1.8(a)
Stock Agreements ..........................................  Recitals
Subsidiary ................................................    3.1
Surviving Corporation .....................................    1.4
Taxes .....................................................    3.13(c)
Tax Return ................................................    3.13(c)
Trade Secrets .............................................    3.12
Transactions ..............................................    1.2(a)
Voting Debt ...............................................    3.2(a)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 17, 1996, by and among PCA International, Inc., a North Carolina corporation ("Parent"), ASI Acquisition Corp., a North Carolina corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and American Studios, Inc., a North Carolina corporation (the "Company").

     WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

     Section 1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of the Company at a price of $2.50 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, change the form of consideration payable in the Offer, or modify or change any of the conditions set forth in Annex A hereto without the written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof), provided, however, that if on the initial scheduled expiration date of the Offer, which shall be 20 business days after the date the Offer is commenced, or on any later scheduled expiration date, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, in its sole discretion, extend the expiration date for a period of not greater than 20 business days, provided further that the expiration date shall not be extended beyond March 31, 1997 without the consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). In addition, the Offer Price may be increased, and the Offer may be extended, but not beyond March 31, 1997, but only to the extent required by law in connection with such increase in each case without the consent of the Company. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the Minimum Condition and the other conditions set forth in Annex A hereto, as the same may be amended in compliance with the terms hereof, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law on any scheduled expiration date; provided, however, that if, immediately prior to such expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend, but not beyond March 31, 1997, the Offer for a period not to exceed twenty business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

     (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company for inclusion in the Offer Documents. The information supplied by the Company for inclusion in the Offer Documents and by Parent or the Purchaser for inclusion in the Schedule 14D-9 (as hereinafter defined) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 within a reasonable time before it is filed with the SEC and Purchaser shall reasonably consider any comments received by it from the Company or its counsel within a reasonable time prior to filing the Schedule 14D-1 with the SEC. In addition, Parent and the Purchaser will provide the Company and its counsel in writing with any comments, whether written or oral, Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to accept for payment and to pay for any Shares for which the Purchaser becomes obligated to pay pursuant to the Offer.

     Section 1.2 Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement, the Offer and the Merger (as defined in Section 1.4) are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if the Board of Directors determines, only after receipt of advice from independent legal counsel, failure to withdraw, modify or amend such recommendation could result in the Board of Directors violating its fiduciary duties to the Company's shareholders under applicable law. The Company represents that Chapters 55-9 and 55-9A of the North Carolina Business Corporation Act (the "NCBCA") are inapplicable to the Company, the Offer, the Merger and the Stock Agreements.

     (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of this Agreement, contain the recommendation referred to in clause (iii) of
Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or the Purchaser for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares, as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 within a reasonable time before it is filed with the SEC and the Company shall reasonably consider any comments received by it from Parent or its counsel within a reasonable time prior to filing the Schedule 14D-9 with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

     (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

     Section 1.3 Directors.

     (a) Promptly upon the purchase of and payment for any Shares pursuant to this Agreement by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, use its best efforts promptly either to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall take all actions available to the Company to cause Parent's designees to be so elected. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1) of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, after such purchase and payment until the Effective Time (as defined in Section 1.5 hereof), the Company shall use all reasonable efforts to have at least two members of the Board of Directors who are neither officers of Parent nor designees, shareholders or affiliates of Parent and Parent and Purchaser shall take no action to prevent or inhibit the foregoing. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this
Section 1.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

     (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of the Restated Articles of Incorporation of the Company (the "Articles of Incorporation") or the Amended and Restated Bylaws of the Company (the "Bylaws"), any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition for the benefit of the Company, any waiver of any of the Company's rights hereunder or other action by the Company with respect to the transactions contemplated by this Agreement which materially adversely affects the interests of the shareholders of the Company may not be effected without the action of a majority of the directors of the Company then in office who were not officers of Parent or designees, shareholders or affiliates of Parent; provided, that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

     Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of North Carolina, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.4. Pursuant to the Merger, (x) the Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and
(y) the Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, such Articles of Incorporation and such Bylaws. The Merger shall have the effects specified in the NCBCA.

     Section 1.5 Effective Time. Parent, the Purchaser and the Company will cause Articles of Merger to be executed and filed on the date of the Closing (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of North Carolina (the "Secretary of State") as provided in the NCBCA. The Merger shall become effective on the date on which the Articles of Merger have been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time."

     Section 1.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Robinson Bradshaw & Hinson, P.A., One Independence Center, 101 Street, North Tryon Street, Suite 1900, Charlotte, North Carolina 28246-1900, unless another date or place is agreed to in writing by the parties hereto.

       Section 1.7 Directors and Officers of the Surviving Corporation. The directors and officers of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

       Section 1.8 Shareholders' Meeting.

       (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

            (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

            (ii) prepare and, after consultation with Parent, file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

            (iii) subject to the fiduciary obligations of the Board of Directors under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

       (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

       Section 1.9 Merger Without Meeting of Shareholders.  Notwithstanding
Section 1.8 hereof, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Chapter 55-11-04 of the NCBCA.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

     (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (c) Exchange of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and any Shares which are held by shareholders exercising appraisal rights pursuant to Chapter 55-13 of the NCBCA ("Dissenting Shareholders")) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Chapter 55-13 of the NCBCA.

     Section 2.2 Exchange of Certificates.

     (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of the Shares shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payments of principal and interest, commercial paper rated of the highest quality by Moody's Investor Services or Standard & Poors Rating Group or certificates of deposit, issued by a commercial bank having at least $1 billion in assets.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

     (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.3 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of such holder's Shares, as provided in Chapter 55-13 of the NCBCA, the Company shall give the Purchaser notice thereof and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to
Section 2.1.

     Section 2.4 Transfer of Shares After the Effective Time. No transfer of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

     Section 2.5 Company Plans.

     (a) The Company shall, effective as of the earlier of (i) Effective Time or (ii) the expiration date of the Offer (if at such time the Shares tendered and not withdrawn pursuant to the Offer equal 80% or more) (such earlier date referred to herein as the "Acceleration Time") cause each outstanding employee stock option to purchase Shares (an "Employee Option") granted under the Company's 1992 Stock Option Plan and the Company's Equity Compensation Plan (the "Employee Option Plans") and each outstanding non-employee director option to purchase Shares ("Director Options" and, collectively with Employee Options, "Options") granted under the Company's Stock Option Plan for Non-Employee Directors (together with the Employee Option Plans, the "Option Plans"), whether or not then exercisable or vested, to become fully exercisable and vested. Concurrently with the execution hereof, the Company has evidenced to the Purchaser the agreement of each optionee under the Option Plans to the cancellation of all outstanding Options as of the Acceleration Time, in consideration for which (except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree), at the Acceleration Time, Parent will cause the Company (or, at Parent's option, the Purchaser and, in the event the Company is unable to do so, the Purchaser (which obligation of the Purchaser Parent agrees to fund on a timely basis)) to pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes). Cancellation of Options having an exercise price equal to or in excess of the Offer Price shall be for a consideration not in excess of $100 per optionee.

     (b) Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Option Plans shall terminate as of the Acceleration Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Acceleration Time and no holder of options or any participant in the Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     (c) Notwithstanding the above, between the date of this Agreement and the Effective Time, the Company shall reasonably cooperate with the Parent and the Purchaser in structuring transactions (including those described in Section 2.5(b) above) with respect to Options so as to optimize the tax treatment of the Parent or the Purchaser in connection therewith.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and the Purchaser as follows:

     Section 3.1 Organization. Except as set forth in Section 3.1 of the Company's Disclosure Schedule, each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, the term "Subsidiary" shall mean all corporations or other entities in which the Company or the Parent, as the case may be, owns a majority of the issued and outstanding capital stock or similar interests. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the consolidated financial condition, businesses or results of operations of such entity (or, if used with respect thereto, of such group of entities taken as a whole). The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company does not own (i) any equity interest in any corporation or other entity other than the Subsidiaries or (ii) marketable securities where the Company's equity interest in any entity exceeds five percent of the outstanding equity of such entity on the date hereof. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 sets forth a complete list of the Company's Subsidiaries.

     Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 70,000,000 Shares and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the date hereof, (i) 21,433,163 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company, (iii) no shares of Preferred are issued or outstanding and (iv) 1,647,950 Shares are reserved for issuance upon exercise of outstanding Options granted under the Option Plans. Section 3.2 of the Company's Disclosure Statement sets forth the exercise price for all outstanding Options. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

     (b) Except as set forth in Section 3.2 of the Company's Disclosure Schedule, all of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances.

     (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

     (d) None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

     Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to any required shareholder approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its shareholders as contemplated by
Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 3.4 Consents and Approvals; No Violations. Except for the filings set forth on Section 3.4 of the Company's Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, and the NCBCA, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the Bylaws of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of payment, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clause (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby. Section 3.4 of the Company's Disclosure Schedule sets forth a list of any consents required to be obtained in connection with the Agreements prior to the consummation of the transactions contemplated by this Agreement. Except as set forth in Section
3.4 of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any contract or agreement (whether written or oral) providing for any severance or other payment upon or following a change of control of the Company. Section 3.4 describes in reasonable detail the nature and amount of any such severance or other payments.

     Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company (the "1995 Financial Statements") included in the Company's Annual Report on Form 10K for the fiscal year ended December 31, 1995 (the "1995 10-K") and the financial statements of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 1996 (the "September 1996 10-Q") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries at the dates and for the periods covered thereby (subject, in the case of the financial statements in the September 1996 10-Q, to normal year-end audit adjustments which would not be material in amount or effect).

     Section 3.6 Absence of Certain Changes.  Except as disclosed in Section
3.6 of the Company's Disclosure Schedule, since December 31, 1995, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and there has not occurred (i) any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole;
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP.

     Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed in the Company SEC Documents and (b) for liabilities and obligations as set forth in
Section 3.7 of the Company Disclosure Schedule, since December 31, 1995, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or, subject to the foregoing exceptions or for liabilities or obligations incurred in the ordinary course of business and consistent with past practice, would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto).

     Section 3.8 Litigation. Except as set forth in Section 3.8 of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any claim or pending litigation or outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen after due inquiry, in the future would have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

     Section 3.9 Employee Benefit Plans; ERISA

     (a) Section 3.9 of the Company's Disclosure Schedule sets forth a list of all material employee benefit plans, arrangements, contracts or agreements (including employment agreements and severance agreements) of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be under "common control" within the meaning of section 4001(a)(14) of ERISA ("Benefit Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any Subsidiary.

     (b) With respect to each Benefit Plan:  (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), the United States Internal Revenue Service (the "Service") has issued a favorable letter of determination on such qualified status and on the exempt status under section 501(a) of the Code and since such letter of determination no event has occurred that would disqualify such plan; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that might reasonably be expected to give rise to material liability on the part of the Company; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of the Company; (vi) all contributions and premiums due as of the date hereof (taking into account any extensions for such contributions and premiums) have been made in full; and (vii) all reports required to be filed with respect to such Benefit Plan have been properly, accurately and timely filed.

     (c) Neither the Company nor any ERISA Affiliate (a) has incurred an accumulated funding deficiency, as defined in the Code and ERISA or (b) has any material liability under Title IV of ERISA with respect to any Benefit Plan that is subject to Title IV of ERISA.

     (d) With respect to each Benefit Plan that is a "welfare plan" (as defined in section 3(l) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis.

     (e) Except as contemplated by Section 2.5, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual (other than as disclosed in writing), (ii) constitute or result in a prohibited transaction under section 4975 of the Code or section 406 or 407 of ERISA or (iii) subject the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Benefit Plans, any related trust, any trustee or administrator of any thereof, or any party dealing with the Benefit Plans or any such trust to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4976 or 4980B of the Code.

     (f) Neither the Company nor any ERISA Affiliate has at any time within the preceding six years been obligated to contribute to any Benefit Plan that is a "multiemployer plan," as such term is defined in section 3(37) of ERISA.

     (g) With respect to each Benefit Plan, the Company has made available to Parent or its representatives accurate and complete copies of all plan texts, summary plan descriptions, summary of material modifications, trust agreements and other related agreements including all amendments to the foregoing; the most recent annual report; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the Service; and the most recent actuarial valuation, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

     Section 3.10 Information in Proxy Statement. Prior to consummation of the Offer, the Company shall prepare and furnish to Parent such portions of the Proxy Statement as Parent shall specify. Such material when delivered to Parent, and (as incorporated in the Proxy Statement) on the date mailed to Company shareholders and at the time of the meeting of Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.11 No Default; Compliance with Applicable Laws. The business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Articles of Incorporation or Bylaws, or (ii) to the Company's best knowledge, any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, excluding from the foregoing clause (ii), defaults or violations which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Except as disclosed in Section 3.11 of the Company's Disclosure Schedule, as of the date of this Agreement, no claim or, to the best knowledge of the Company, investigation or review by any Governmental Entity or other entity with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor to the best knowledge of the Company has any Governmental Entity or other entity indicated an intention to assert or conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen after due inquiry, in the future will not, individually or in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     Section 3.12 Licenses; Intellectual Property. Section 3.12 of the Company's Disclosure Schedule sets forth a list of all registered and material unregistered Intellectual Property (as defined below) owned by the Company and used in the conduct of its Business and all agreements granting any right to use or practice any right relating to the Intellectual Property (as defined below) currently used in the conduct of the Company's business (the "Licenses"). Except as set forth in Section 3.12 of the Company's Disclosure Schedule, (i) to the Company's best knowledge, the Company or its Subsidiaries is the sole owner of all of its rights under the Licenses free and clear of any liens, claims, encumbrances or interests; (ii) to the Company's best knowledge, the Company or its Subsidiaries is the sole owner of, or has a valid right to use pursuant to a License, all patents and patent applications; registered and unregistered trademarks, service marks, trade names, trade dress, logos, company names and other source or business identifiers, including all goodwill associated therewith; the names, likenesses and other attributes of individuals; registered and unregistered copyrights, computer programs and databases; trade secrets, proprietary technology, know-how, industrial designs and other confidential information ("Trade Secrets"); any pending applications for any of the foregoing (collectively, the "Intellectual Property") currently used in the conduct of the Company's business, free and clear of any liens, claims, encumbrances or interests; (iii) to the Company's best knowledge the present or past operations of the Company or the Subsidiaries does not infringe upon, violate, interfere or conflict with the rights of others with respect to any Intellectual Property and no claim is pending or, to the Company's best knowledge, threatened, to this effect; (iv) to the Company's best knowledge, none of the Intellectual Property is invalid or unenforceable, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property and no claim is pending or, to the Company's best knowledge, threatened, to this effect; (v) no License provision or any other contract, agreement or understanding to which the Company is a party would prevent the continued use by the Company or the Subsidiaries (as currently used by the Company or its Subsidiaries) of any Intellectual Property following the consummation of the transactions contemplated hereby; (vi) to the Company's best knowledge, no person is infringing upon or otherwise violating any Intellectual Property or License; (vii) there are no claims pending or, to the Company's best knowledge, threatened in connection with any License; and (viii) to the Company's best knowledge, no Trade Secret has been disclosed by the Company or its Subsidiaries to any third party except subject to an appropriate confidentiality agreement or as required by a governmental authority.

     Section 3.13 Taxes. (a) Except as set forth in Section 3.13 of the Company's Disclosure Schedule:

            (i) the Company and its Subsidiaries have (x) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, other than any filings which the failure to make in a timely manner would not have a material adverse effect on the Company and the Subsidiaries taken as a whole, it being understood that the failure to file a federal income Tax Return would have a material adverse effect on the Company and its Subsidiaries taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (y) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof;

                 (ii) there are no liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due;

                 (iii) neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

                 (iv) the Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

                 (v) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its subsidiaries has received a written notice of any pending audits or proceedings;

                 (vi) the federal income Tax Returns of the Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1990, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid;

                 (vii) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force;

                 (viii) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes;

                 (ix) neither the Company nor its Subsidiaries is a party to any agreement, contract or arrangement (other than the employment contracts referenced in Section 3.4 of the Company's Disclosure Schedule) that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and none of the actions contemplated or permitted by this Agreement will result in any such payments;

                 (x) neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section
            341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries;

                 (xi) the deductibility of compensation paid by the Company and/or its Subsidiaries will not be limited by Section 162(m) of the Code; and

                 (xii) all transactions that could give rise to an
            understatement of the federal income tax liability of the Company or any of its Subsidiaries within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with
            Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

           (b) The net operating loss carryovers available to the Company and its Subsidiaries are set forth in Section 3.13 of the Company's Disclosure Schedule. Except as set forth in Section 3.13 of the Company's Disclosure Schedule, as of the date of this Agreement, the net loss carryovers are not subject to limitations imposed by Sections 382, 383 or 384 of the Code (or any predecessor thereto) or otherwise.

           (c) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or Jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

           Section 3.14 Insurance. As of the date hereof, the Company and each of its Subsidiaries are insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors have previously been made available for inspection by Parent and are in full force and effect. Section
3.14 of the Company's Disclosure Schedule describes all self-insurance arrangements affecting the Company or any Subsidiary and the aggregate amount of all claims made under such arrangements since January 1, 1994. As of the date hereof, there are no material claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. To the Company's best knowledge, all necessary notifications of claims have been made to insurance carriers other than those which will not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     Section 3.15 Contracts. Each Agreement (as defined in Section 3.4) is legally valid and binding against the Company or its Subsidiaries and, to the Company's best knowledge, each other party thereto and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and there are no defaults thereunder by the Company or its Subsidiaries and, to the Company's best knowledge, any other party thereto, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company has previously made available for inspection by Parent or the Purchaser or their representatives all material Agreements.

     Section 3.16 Related Party Transactions.  Except as set forth in Section
3.16 of the Company's Disclosure Schedule or in the Company SEC Reports, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has borrowed money from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) to the best knowledge of the Company, owns any direct or indirect interest of any kind in, or is a director, officer, employee, party, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (y) engaged in a business related to the business of the Company or any of its Subsidiaries or (z) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

     Section 3.17 Real Property. The Company and the Subsidiaries, as the case may be, have sufficient title or leaseholds to real property to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

     Section 3.18 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:

     Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the Merger and of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and the Purchaser and by Parent as the sole stockholder of the Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against each of them in accordance with its respective terms.

     Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the NCBCA, neither the execution, delivery or performance of this Agreement by Parent or the Purchaser nor the consummation by Parent or the Purchaser of the transactions contemplated hereby nor compliance by Parent or the Purchaser with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) except as set forth on Schedule 4.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries or the

Purchaser is a party or by which any of them or any of their respective properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clause (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent, its Subsidiaries or the Purchaser taken as a whole and will not materially impair the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

     Section 4.4 Information in Proxy Statement. None of the information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.5 Litigation. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen after due inquiry, would have a material adverse effect on the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

     Section 4.6 Financing Commitment. Parent has received from NationsBank a commitment letter dated December 16, 1996 (a copy of which has been heretofore furnished to the Company) to provide funds necessary for the consummation of the Offer and the Merger which letter has not been revoked. Parent has accepted such commitment pursuant to its terms and has paid all fees due thereunder as of the date hereof.

     Section 4.7 Fraudulent Conveyance. Assuming the accuracy of the representations and warranties of the Company in this Agreement, Parent has no reason to believe that the financing to be provided to Parent to effect the Offer and the Merger will cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to pay its existing debts as they mature or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company's Disclosure Schedule or (iii) as agreed in writing by Parent, after the date hereof, and prior to the time the designees of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to
Section 1.3 (the "Appointment Date"):

     (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its commercially reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

     (b) the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any of the Shares, Preferred Stock or capital stock of any of its Subsidiaries beneficially owned by it; (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or Preferred Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

     (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class of the Company or its Subsidiaries, other than shares reserved for issuance on the date hereof pursuant to the exercise of Options outstanding on the date hereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

     (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its employees; (ii) (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any its Subsidiaries;

     (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims thereunder;

     (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

     (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt or any short-term indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate);

     (h) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP;

     (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries;

     (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

     (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein, in the case of any representation or warranty not qualified by materiality, materially inaccurate or, in the case of any other representation or warranty, inaccurate in any respect at, or as of any time prior to, the Effective Time; and

     (l) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2 Access; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent will hold and will cause any Representative, as defined in the Confidentiality Agreement, dated November 22, 1996 between the Company and Parent to hold any such information which is nonpublic in confidence pursuant to the terms of such Confidentiality Agreement.

     Section 5.3 Consents and Approvals. (a) Each of the Company, Parent and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and the Company shall, prior to consummation of the Offer have (i) used its reasonable best efforts to obtain the consents under the agreements indicated by one asterisk in Section 3.4 of the Company's Disclosure Schedule, and (ii) obtained the consents under the agreements indicated by two asterisks in
Section 3.4 of the Company's Disclosure Schedule. Parent and the Purchaser shall reasonably cooperate in the obtaining of such consents.

     (b) The Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

     Section 5.4 No Solicitation. Neither the Company nor any of its Subsidiaries or affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"). The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal (x) if such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction which the Board determines represents a superior transaction to the Offer and the Merger and (y) if the Board of Directors of the Company determines, only after receipt of advice from independent legal counsel to the Company, that the failure to provide such information or access or to engage in such discussions or negotiations could cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law. The Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

     Section 5.5 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that, except as set forth in Section 5.5 of the Company's Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Company agrees to indemnify and hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by the Company or its affiliates. The expenses of the Company in connection with the transactions contemplated by this Agreement, including the fees and expenses of attorneys, accountants, investment bankers, financial advisors or similar agents or reasonable estimates thereof, are set forth in
Section 5.5 of the Company's Disclosure Schedule.

     Section 5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

     Section 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

     Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence or
non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and
(ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.9 Directors' and Officers' Insurance and Indemnification. (a) After the earlier of (1) the Effective Time or (2) the consummation of the Offer, Parent shall and shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation, such consent not to be unreasonably withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under North Carolina law, such right to include advancement of expenses incurred in the defense of any action or suit; provided that any determination required to be made with respect to whether such Indemnified Party is entitled to indemnity hereunder (including without limitation whether, with respect to the indemnification of such Indemnified Party by the Surviving Corporation, an Indemnified Party's conduct complies with the standards set forth under the NCBCA), shall be made at Parent's expense by independent counsel mutually acceptable to Parent and the Indemnified Party and; provided further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company.

     (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance, including coverage with respect to claims arising from facts or events which occurred before the Effective Time ("D&O Insurance") for a period of not less than three years after the Effective Date; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will obtain substantially similar D&O Insurance; provided further, however, that in no event shall the Company be required to pay aggregate annual premiums for insurance under this Section in excess of 150% of the aggregate annual premiums paid by the Company in 1996 on an annualized basis for such purpose and, in the event that the annual premium for insurance required to be obtained hereunder shall exceed such amount, Parent shall maintain as much of such insurance as may be maintained for such amount.

     (c) To the extent permitted by applicable law, the articles of incorporation and the bylaws of the Surviving Corporation for so long as it continues to exist shall contain the provisions with respect to advancement of expenses, indemnification and exculpation from liability set forth in the Company's Articles of Incorporation and Bylaws on the date of this

Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law.

     (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.9.

     (e) The obligations of the Company, the Surviving Corporation and Parent under this Section 5.9 shall not be terminated, modified or assigned in such a manner as to adversely affect any director or officer to whom this Section 5.9 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9).

     Section 5.10 Consummation of Merger. Parent shall, promptly following the consummation of the Offer, take all reasonable action within its control, including, if necessary, causing the Company to take the actions set forth in
Section 1.8 hereof and the voting of Shares held by it, to cause the consummation of the Merger.

     Section 5.11 Employee Benefit Plans. (a) With respect to any individual who becomes an employee of Parent following termination of such individual's employment with the Company or any affiliate, Parent shall (i) recognize all accumulated service of such individual with the Company or any affiliate for purposes of eligibility and vesting under all benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent (collectively, the "Parent Plans"); (ii) to the extent commercially reasonable, waive or cause any insurance carriers providing benefits under the Parent Plans, to waive, any preexisting condition requirements under the Parent Plans with respect to such individual; and (iii) to the extent that such individual satisfies the eligibility requirements of the Parent Plans after taking into account the requirements of (i) above, allow such individual to participate in the Parent Plans effective as of the date on which the individual becomes a Parent employee.

     (b) Parent and the Company shall reasonably cooperate with one another to ensure that the employee benefit plans and programs maintained by such entities satisfy any and all nondiscrimination requirements applicable to such plans and programs on and after the date on which Parent and the Company become part of the same controlled group within the meaning of Section 414(b) and/or (c) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law and the Articles of Incorporation, in order to consummate the Merger;

     (b) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

     (c) Injunctions. There shall be no order or injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

     (d) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and

     (e) HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

     Section 6.2 Conditions to Parent's and the Purchaser's Obligations to Effect the Merger. The obligations of Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the following condition, which may be waived in whole or in part by Parent and the Purchaser:

     (a) Company Plans. All actions contemplated by Section 2.5 hereof shall have been taken.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

     (a) By the mutual consent of the Board of Directors of Parent or the Purchaser and the Board of Directors of the Company.

     (b) By either of the Board of Directors of the Company (subject to the requirements, if any, of Section 1.3(b) hereof) or the Board of Directors of Parent or the Purchaser:

         (i) if the Offer shall have expired without any Shares being purchased therein; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date; or

         (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By the Board of Directors of the Company (subject to the requirements, if any, of Section 1.3(b) hereof):

         (i) if, prior to the purchase of the Shares pursuant to the Offer, the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger in order to permit the Company to execute an agreement in principle or a definitive agreement providing for the acquisition of the Company by merger, consolidation or otherwise, on terms (including the per share consideration) determined by the Board of Directors of the Company, to be superior to the shareholders of the Company as compared to the terms of the acquisition of the Company contemplated by this Agreement, and (B) determined, only after receipt of advice from independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (A) could cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law; or

                 (ii) if, prior to the purchase of the Shares pursuant to the
            Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

                 (iii) if Parent or the Purchaser shall have terminated the
            Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if such termination or expiration without purchase is the result of the Company being in material breach of this Agreement; or

                 (iv) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iv) if such termination or failure is the result of the Company being in material breach of this Agreement.

            (d)  By the Board of Directors of Parent or the Purchaser:

                 (i) if prior to the purchase of the Shares pursuant to the
            Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or

                 (ii) if Parent or the Purchaser shall have terminated the
            Offer, or the Offer shall have expired, without Parent or the Purchaser purchasing any Shares thereunder, provided that Parent or the Purchaser may not terminate this Agreement pursuant to this
            Section 7.1(d)(ii) if Parent or the Purchaser has failed to purchase the Shares in the Offer in violation of the material terms thereof; or

                 (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer.

            Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except for the last sentence of Section 5.2 and, if such termination occurs after the Appointment Date, Section 5.9 hereof shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company except (A) for fraud or for material breach of this Agreement and (B) as set forth in this Section 7.2 and Section 8.1.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Fees and Expenses. (a) Except as otherwise contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) If (v) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof, (w) the Board of Directors of Parent or the Purchaser shall terminate this Agreement pursuant to Section 7.1(d)(i) hereof, (x) the Board of Directors of Parent or the Purchaser shall terminate this Agreement pursuant to Section 7.1(d)(ii) or 7.1(d)(iii) hereof, and the event set forth in paragraph (e) of Annex A shall have occurred, or (y) the Board of Directors of Parent or the Purchaser shall terminate this Agreement pursuant to Section 7.1(d)(ii) or 7.1(d)(iii) hereof as a result of the occurrence of any event set forth in paragraph (d) of Annex A hereto, or
(z) the Board of Directors of Parent or Purchaser shall terminate this Agreement pursuant to Section 7.1(d)(ii) or 7.1(d)(iii) hereof as a result of any representation or warranty being untrue when made or breach or failure to perform or comply with any material obligation, agreement, or covenant by the Company set forth in paragraph (c) of Annex A hereto, the Company shall pay to Parent (not later than two business days after termination of this Agreement) an amount equal to $1,500,000 and shall promptly assume and pay, or reimburse Parent for, all reasonable out-of-pocket fees and expenses incurred, or to be incurred, by Parent, the Purchaser and their affiliates (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) in connection with the Offer, the Merger and the consummation of the transactions contemplated by this Agreement. In the event of any breach or failure set forth in (z) above, such $1,500,000 amount shall be paid by the Company to Parent as liquidated damages and not as a penalty. In any such event, recovery of such liquidated damages shall be the sole right of Parent or the Purchaser and payment of such amount shall be the sole liability of the Company. Such amount is being fixed as liquidated damages in any such event by reason of the fact that the actual damages to be suffered by Parent or the Purchaser are by their nature uncertain and unascertainable with exactness. In any such event, neither Parent nor the Purchaser shall seek any money or other judgment against the Company, or any officer, director or shareholder of the Company or against the assets of the Company, and the sole recourse of Parent and the Purchaser shall be to recover liquidated damages in the foregoing amount.

     Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

     Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)   if to Parent or the Purchaser, to:

           PCA International, Inc.
           815 Matthews-Mint Hill Road
           Matthews, North Carolina 27102
           Attention:   John Grosso
           Telephone No.: (704) 847-8011
           Telecopy No.:  (704) 847-8010

           with a copy to:

           Marc Weingarten, Esq.
           Schulte Roth & Zabel LLP
           900 Third Avenue
           New York, New York  10022
           Telephone No.: (212) 756-2000
           Telecopy No.:  (212) 593-5955

           and

     (b)   if to the Company, to:

           American Studios, Inc.
           11001 Park Charlotte Boulevard
           Charlotte, North Carolina 28273
           Attention:
           Telephone No.: (314) 231-1575
           Telecopy No.:  (314)

           with a copy to:

           E. Lynwood Mallard, Esq.

           Petree Stockton, L.L.P.
           3500 One First Union Center
           301 South College Street
           Charlotte, North Carolina 28202-6001
           Telephone No.: (704) 338-5000
           Telecopy No.:  (704) 338-5125

     Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.7 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement, and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to the principles of conflicts of law thereof.

     Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              PCA INTERNATIONAL, INC.

                              By:
                                 ---------------------------------
                                 Name:   John Grosso
                                 Title:  President

                              ASI ACQUISITION CORP.

                              By:
                                 ---------------------------------
                                 Name:   John Grosso
                                 Title:  President

                              AMERICAN STUDIOS, INC.

                              By:
                                 ---------------------------------
                                 Name:
                                 Title:

                                                                         ANNEX A

     Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, in the case of an event described in the following clause (ii) or (iii), may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur; provided, that if the occurrence of any event in clause (c) below is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Purchaser may not terminate the Offer prior to the next scheduled expiration date:

     (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (1) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or compels Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (5) otherwise materially adversely affects the consolidated financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole; provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

     (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, major armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any material limitation by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (c) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true, or any of the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall not be true in any material respect, in either case when made or immediately prior to the expiration date of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it; or any event not set forth in Section 3.6 of the Company Disclosure Schedule shall have occurred having a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole;

     (d) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

     (e) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another acquisition proposal, or the Board of Directors of the Company, upon the reasonable request of the Purchaser, shall fail within 10 days to reaffirm such approval or recommendation or shall have resolved to do any of the foregoing; which in the reasonable judgment of Parent, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.




                                       2